Exhibit 10.1

M&I Marshall & Ilsley Bank

651 Nicollet Mall

Minneapolis, MN  55402

October 13, 2004

Mike Erdmann

Enpath Medical, Inc.

15301 Highway 55 West

Minneapolis, MN 55447

Dear Mr. Erdmann:

Pursuant to the provisions of Section 5.1(g) of the Revolving Credit And Term Loan Agreement (the “Loan Agreement”) dated October 17, 2003 and as amended via Letter Amendment No. 1 dated March 18, 2004 and Letter Amendment No. 2 dated July 19, 2004, the Borrower agreed it would maintain a Senior Funded Debt Ratio to not be greater than 1.25 to 1.0 for the twelve months ended 9/30/04 and each fiscal quarter end thereafter.

The Borrower’s financial statements for the period ending 9/30/04 indicate the Borrower exceeded the aforementioned Senior Funded Debt Ratio covenant limit of 1.25 to 1.0.  The Borrower has requested waiver of such covenant violation.  M&I Marshall & Ilsley Bank (the “Bank”) hereby notifies the Borrower that the Bank agrees to waive, and by issuance of this letter do hereby waive, the aforementioned covenant violation.  This waiver is solely for the requirements described above and shall not constitute a waiver or amendment by the Bank of any other covenant or term under the Loan Agreement.  The Loan Agreement remains in full force and effect, except as specifically waived by the terms herein.

Sincerely,

Steve Nolander

Commercial Banking Officer